Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Fiscal 2020 Results

•Fiscal year summary:
◦GAAP revenue increased 9% and operating income increased 10% for the year ended June 30, 2020.
◦Non-GAAP adjusted revenue increased 7% and adjusted operating income increased 5% for the year ended June 30, 2020.
◦GAAP EPS was $3.86 and $3.52 per diluted share for the years ended June 30, 2020 and 2019, respectively.
◦Cash at June 30, 2020 was $213.3 million, an increase of 128% compared to June 30, 2019.
◦Debt related to the revolving credit line and other lines of credit was zero for the years ended June 30, 2020 and 2019.

•Fourth quarter summary:
◦GAAP revenue increased 4% and operating income decreased 3% for the quarter compared to the prior-year quarter.
◦Non-GAAP adjusted revenue increased 4% and adjusted operating income decreased 2% for the quarter compared to the prior-year quarter.
◦GAAP EPS was $0.80 per diluted share for the quarter, compared to $0.79 in the prior-year quarter.

•Full-year fiscal 2021 GAAP guidance:
◦GAAP revenue $1,750 million to $1,770 million (assumes deconversion fee decrease of $33 million)
◦GAAP EPS $3.70 to $3.75
◦Non-GAAP revenue growth 5.5% to 6.5%

Monett, MO, August 18, 2020 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the fourth quarter of fiscal 2020 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.

According to David Foss, President and CEO, “We are very pleased to report another quarter of record revenue to finish off a very solid year of financial performance for our company. Despite the challenges associated with conducting business in the midst of a global pandemic, our sales teams persevered and set a monthly sales record in June and a quarterly sales record in our fiscal fourth quarter. At the same time, our operations teams continued to deliver new solutions and outstanding customer service for our clients. Even in the current business environment, the resiliency of our business model and the ongoing commitment of our associates have put us in a position to continue to successfully execute as we look forward to the new fiscal year."

GAAP Results for the Quarter and Year
Revenue for the quarter ended June 30, 2020 increased to $410.5 million, which is 4% growth over the fourth quarter of fiscal 2019. Operating income decreased 3% to $76.8 million and net income increased 1% to $61.3 million, or $0.80 per diluted share, compared to the fourth quarter of fiscal 2019. The decrease in operating income for the quarter was primarily due to a slower growth rate of processing revenue as a result of headwinds related to the impact of COVID-19 (see "COVID-19 Impact and Response" section below). The net income increase was primarily driven by the decrease in effective tax rate compared to the prior-year quarter.
For the fiscal year ended June 30, 2020, revenue increased to $1,697.1 million, which is 9% growth over the fiscal year ended June 30, 2019. Operating income increased 10% over the prior fiscal year to $380.6 million. Net income totaled $296.7 million, or $3.86 per diluted share, an increase of 9% compared to the fiscal year ended June 30, 2019. The increase in operating income was driven by organic growth in both our services and support and processing lines of revenue and higher deconversion fees during the fiscal year over the prior fiscal year. The increase in net income is primarily attributable to the growth in both our lines

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

of revenue and higher deconversion fees discussed above, partially offset by the increase in effective tax rate compared to the prior fiscal year.
Non-GAAP Results for the Quarter and Year
For the quarter ended June 30, 2020, adjusted revenue increased 4% to $399.8 million and adjusted operating income decreased 2% to $71.3 million, compared to the prior-year quarter.
For the fiscal year ended June 30, 2020, adjusted revenue increased 7% to $1,634.2 million and adjusted operating income increased 5% to $335.7 million compared to the fiscal year ended June 30, 2019 (see Non-GAAP Impact of Deconversion Fees, Acquisition, and Disposals on page 4).
Operating Results
Revenue, operating expenses, operating income, and net income for the three months and fiscal year ended June 30, 2020, as compared to the three months and fiscal year ended June 30, 2019, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2020	2019		2020	2019
Revenue
Services and Support	$247,235	$240,476	3%	$1,051,451	$958,489	10%
Percentage of Total Revenue	60%	61%		62%	62%
Processing	163,302	153,033	7%	645,616	594,202	9%
Percentage of Total Revenue	40%	39%		38%	38%
Total Revenue	$410,537	$393,509	4%	$1,697,067	$1,552,691	9%

•Total revenue increased 4% for the fourth quarter of fiscal 2020 compared to the same quarter last year. The increased revenue in the services and support line for the fourth quarter of fiscal 2020 was primarily driven by the growth in data processing and hosting fees, quarter over quarter. The increase in processing revenue was mainly driven by increased transaction and digital revenue related to our new Paycheck Protection Program lending line related to the CARES Act (see "COVID-19 Impact and Response" section below), as well as increased transaction volumes within card processing and the associated fee revenue, quarter over quarter. Deconversion fees, which are included within services and support, increased $0.8 million compared to the fourth quarter of last year. Excluding deconversion fees from both periods and revenue from the fiscal 2020 acquisition, total adjusted revenue also increased 4% for the fourth quarter of fiscal 2020 compared to the same quarter of fiscal 2019.
•Total revenue increased 9% for the fiscal year ended June 30, 2020 compared to the same period last year. For the fiscal year ended June 30, 2020, deconversion fees increased $23.7 million compared to the prior fiscal year. Excluding deconversion fees from both years and revenue from the fiscal 2020 acquisition, total adjusted revenue increased 7%. The adjusted increase in the services and support line was primarily driven by the growth in data processing and hosting fees, as well as increased software usage revenue, and higher implementation fees primarily related to our private cloud offerings when compared to the prior fiscal year. All components of processing revenue increased for the year, despite the impact of COVID-19 late in the third quarter and into the fourth quarter (see "COVID-19 Impact and Response" section below), with increased transaction volumes within card processing and the associated fee revenue being the largest driver.
•For the fourth quarter of fiscal 2020, core segment revenue increased 4% to $141.5 million from $136.5 million in the fourth quarter of fiscal 2019. Payments segment revenue increased 3% to $145.5 million, from $141.6 million in the same quarter last year. Revenue from the complementary segment increased 9% to $114.0 million in the fourth quarter of fiscal 2020 from $104.6 million in the same quarter of fiscal 2019. Revenue in the corporate and other segment decreased to $9.5 million, from $10.8 million in the fourth quarter of fiscal 2019.
•For the fiscal year ended June 30, 2020, revenue in the core segment increased 9% to $582.2 million, compared to $536.0 million for the fiscal year ended June 30, 2019. Payments segment revenue increased 9% to $597.7 million from $549.3 million for the prior fiscal year. Complementary segment revenue increased 11% to $463.3 million, up from $415.6 million in the prior fiscal year. Revenue from the corporate and other segment increased 4% to $53.9 million for the fiscal year ended June 30, 2020 from $51.7 million for the fiscal year ended June 30, 2019.

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2020	2019		2020	2019
Cost of Revenue	$254,835	$240,040	6%	$1,008,464	$923,030	9%
Percentage of Total Revenue	62%	61%		59%	59%
Research and Development	29,902	24,920	20%	109,988	96,378	14%
Percentage of Total Revenue	7%	6%		6%	6%
Selling, General, and Administrative	49,002	49,131	—%	197,988	185,998	6%
Percentage of Total Revenue	12%	12%		12%	12%
Total Operating Expenses	333,739	314,091	6%	1,316,440	1,205,406	9%
Operating Income	$76,798	$79,418	(3)%	$380,627	$347,285	10%
Operating Margin	19%	20%		22%	22%

•Cost of revenue increased 6% for the fourth quarter of fiscal 2020 compared to the fourth quarter of fiscal 2019 and increased 1% as a percentage of revenue. Excluding costs related to deconversions for both years and the fiscal 2020 acquisition, the adjusted cost of revenue increase was also 6%. The adjusted increase was primarily due to higher costs associated with our card processing platform, higher salaries and personnel costs related to organic growth within our product lines, and increased amortization expense primarily related to capitalized software. The adjusted increase for the quarter was partially offset by travel expense savings as a result of COVID-19 travel restrictions (see “COVID-19 Impact and Response” section below).
•For the fiscal year ended June 30, 2020, cost of revenue increased 9% compared to the equivalent period of the prior fiscal year, but remained consistent as a percentage of revenue. Excluding costs related to deconversions for both years and the fiscal 2020 acquisition, adjusted cost of revenue also increased 9%. The adjusted increase was primarily due to higher costs associated with our card processing platform, increases in related revenue, and higher salaries and personnel costs primarily due to a headcount increase of 5% at June 30, 2020 compared to a year ago reflecting organic growth within our product lines, and increased amortization expense primarily related to capitalized software.
•Research and development expense increased 20% for the fourth quarter of fiscal 2020 and 14% for full fiscal year 2020 compared to the equivalent periods of the prior fiscal year. Excluding costs related to the fiscal 2020 acquisition from the fourth quarter of fiscal 2020 of $560 and from the full fiscal year 2020 of $1,980, adjusted research and development expense increased 18% for the quarter and 12% for the full fiscal year. The adjusted increases were primarily due to increased salaries and personnel costs partially due to a headcount increase of 4% at June 30, 2020 compared to a year ago reflecting organic growth within our product lines, as well as an increase in licenses and fees. A portion of the adjusted research and development expense is a result of our investment in digital platforms. Research and development expense for the quarter increased 1% as a percentage of total revenue compared to the prior-year quarter. Research and development expense for fiscal 2020 remained consistent with the prior fiscal year as a percentage of total revenue.
•Selling, general, and administrative expense remained consistent for the fourth quarter of fiscal 2020 and increased 6% for full fiscal year 2020 compared to the equivalent prior fiscal year periods. Excluding costs related to deconversions, the fiscal 2020 acquisition, and the loss on disposal of certain assets, net, from the fourth quarter of fiscal 2020 of $2,231 and from the full fiscal year 2020 of $7,825, adjusted selling, general, and administrative expense decreased 5% for the quarter and increased 2% for the full fiscal year 2020 compared to the equivalent prior fiscal year periods. The adjusted increase for the full fiscal year was mainly due to increased personnel costs primarily due to a 5% increase in headcount over the prior fiscal year and salary increases during the trailing twelve-month period. Selling, general, and administrative expense for the quarter and fiscal year remained consistent as a percentage of total revenue compared to the prior fiscal year.
•For the fourth quarter of fiscal 2020, operating income decreased 3% to $76.8 million, which is 19% of revenue, compared to $79.4 million, which was 20% of revenue for the fourth quarter of fiscal 2019. For the fiscal year, operating income increased 10% to $380.6 million, which is 22% of revenue, compared to operating income of $347.3 million, which was also 22% of revenue for the year ended June 30, 2019.

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2020	2019		2020	2019
Income Before Income Taxes	$76,673	$79,189	(3)%	$381,076	$347,235	10%
Provision for Income Taxes	15,328	18,196	(16)%	84,408	75,350	12%
Net Income	$61,345	$60,993	1%	$296,668	$271,885	9%
Diluted earnings per share	$0.80	$0.79	1%	$3.86	$3.52	10%

•Provision for income taxes decreased in the fourth quarter of fiscal 2020 compared to the fourth quarter of fiscal 2019, with an effective tax rate of 20.0% of income before income taxes, compared to 23.0% in the prior-year quarter. The decrease in the effective tax rate quarter over quarter was primarily due to the changes in the estimated state tax rate as a result of effective state planning strategies inclusive of the adjustment to deferred taxes and the true up of prior-year state tax expense to the actual state tax returns filed.

•For the year ended June 30, 2020, provision for income taxes increased, with an effective tax rate at 22.1% of income before income taxes, compared to 21.7% for the last year. The increase to the Company's tax rate was primarily due to the difference in the tax benefits recognized from stock-based compensation between the two periods.

According to Kevin Williams, CFO and Treasurer, “Our private cloud offerings, transactional processing and digital continue to drive revenue growth for both the quarter and fiscal year. We continue to have headwinds on revenue from decreased license and hardware sales as almost every new core customer selects our cloud offering along with the continued shift of our existing customers migrating from on-premise to our private cloud. The three primary reported operating segments showed nice revenue growth for the quarter on both a GAAP and Non-GAAP basis considering some headwinds caused by COVID-19, especially in our payments segment. Operating margins in our payments segment continue to be impacted by the additional costs related to the migration of our debit card customers to the new processing platform, while margins in core and complementary segments were steady for both the quarter and fiscal year. I would like to express my gratitude to all of our associates for taking extremely good care of themselves and our customers during these unusual times, they have and continue to perform at incredibly high levels.”

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Non-GAAP Impact of Deconversion Fees, Acquisition, and Disposals
The table below shows our revenue and operating income (in thousands) for the three months and fiscal year ended June 30, 2020 compared to the three months and fiscal year ended June 30, 2019, excluding the impacts of deconversion fees, the fiscal 2020 acquisition and the loss on disposal of certain assets, net.

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2020	2019		2020	2019

Reported Revenue (GAAP)	$410,537	$393,509	4%	$1,697,067	$1,552,691	9%

Adjustments:
Deconversion fees	(8,530)	(7,685)		(53,914)	(30,230)
Revenue from fiscal 2020 acquisition	(2,182)	—		(8,969)	—

Non-GAAP Adjusted Revenue	$399,825	$385,824	4%	$1,634,184	$1,522,461	7%
.

Reported Operating Income (GAAP)	$76,798	$79,418	(3)%	$380,627	$347,285	10%

Adjustments:
Deconversion fees	(6,925)	(6,529)		(48,885)	(28,038)
Operating (income)/ loss from fiscal 2020 acquisition	(175)	—		(872)	—
Loss on disposal of certain assets, net*	1,631	—		4,788	—

Non-GAAP Adjusted Operating Income	$71,329	$72,889	(2)%	$335,658	$319,247	5%

*For the quarter, the loss includes the write-off of a portion of the Payments Hub development. This occurred as part of a technology directional change in an effort to accelerate bringing customers live on The Clearing House's Real-Time Payments Network (RTP). For the year, this includes the write-off of the Company's investments in Enterprise Risk Mitigation Solution and Payments Hub, partially offset by the gain on the sale of the Company's Houston, TX facility.

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended June 30, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$141,462	$145,542	$114,007	$9,526	$410,537
Deconversion Fees	(4,356)	(1,933)	(2,135)	(106)	(8,530)
Revenue from fiscal 2020 acquisition	—	—	(2,182)	—	(2,182)
Non-GAAP Adjusted Revenue	137,106	143,609	109,690	9,420	399,825

Cost of Revenue	62,189	83,013	48,193	61,440	254,835
Non-GAAP Adjustments	(920)	(147)	(1,328)	(57)	(2,452)
Non-GAAP Adjusted Cost of Revenue	61,269	82,866	46,865	61,383	252,383
Non- GAAP Adjusted Segment Income	$75,837	$60,743	$62,825	$(51,963)

Research and Development					29,902
Selling, General, and Administrative					49,002
Other Non-GAAP Adjustments					(2,791)
Non-GAAP Total Adjusted Operating Expenses					328,496
Non-GAAP Adjusted Operating Income					$71,329

(Unaudited, In Thousands)	Three Months Ended June 30, 2019
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$136,544	$141,624	$104,584	$10,757	$393,509
Deconversion Fees	(4,158)	(2,070)	(1,451)	(6)	(7,685)
Non-GAAP Adjusted Revenue	132,386	139,554	103,133	10,751	385,824

Cost of Revenue	60,508	73,755	44,007	61,770	240,040
Non-GAAP Adjustments	(958)	(32)	(165)	(1)	(1,156)
Non-GAAP Adjusted Cost of Revenue	59,550	73,723	43,842	61,769	238,884
Non- GAAP Adjusted Segment Income	$72,836	$65,831	$59,291	$(51,018)

Research and Development					24,920
Selling, General, and Administrative					49,131
Non-GAAP Total Adjusted Operating Expenses					312,935
Non-GAAP Adjusted Operating Income					$72,889

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

(Unaudited, In Thousands)	Year Ended June 30, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$582,166	$597,693	$463,349	$53,859	$1,697,067
Deconversion Fees	(25,927)	(15,411)	(12,145)	(431)	(53,914)
Revenue from fiscal 2020 acquisition	—	—	(8,969)	—	(8,969)
Non-GAAP Adjusted Revenue	556,239	582,282	442,235	53,428	1,634,184

Cost of Revenue	252,878	319,739	191,577	244,270	1,008,464
Non-GAAP Adjustments	(2,383)	(381)	(5,087)	(258)	(8,109)
Non-GAAP Adjusted Cost of Revenue	250,495	319,358	186,490	244,012	1,000,355
Non- GAAP Adjusted Segment Income	$305,744	$262,924	$255,745	$(190,584)

Research and Development					109,988
Selling, General, and Administrative					197,988
Other Non-GAAP Adjustments					(9,805)
Non-GAAP Total Adjusted Operating Expenses					1,298,526
Non-GAAP Adjusted Operating Income					$335,658

(Unaudited, In Thousands)	Year Ended June 30, 2019
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$536,032	$549,330	$415,601	$51,728	$1,552,691
Deconversion Fees	(14,907)	(8,603)	(6,672)	(48)	(30,230)
Non-GAAP Adjusted Revenue	521,125	540,727	408,929	51,680	1,522,461

Cost of Revenue	243,989	273,261	175,737	230,043	923,030
Non-GAAP Adjustments	(1,288)	(139)	(620)	(145)	(2,192)
Non-GAAP Adjusted Cost of Revenue	242,701	273,122	175,117	229,898	920,838
Non- GAAP Adjusted Segment Income	$278,424	$267,605	$233,812	$(178,218)

Research and Development					96,378
Selling, General, and Administrative					185,998
Non-GAAP Total Adjusted Operating Expenses					1,203,214
Non-GAAP Adjusted Operating Income					$319,247

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Balance Sheet and Cash Flow Review
•At June 30, 2020, cash and cash equivalents increased to $213.3 million from $93.6 million at June 30, 2019.
•Trade receivables totaled $300.9 million at June 30, 2020 compared to $310.1 million at June 30, 2019.
•The Company had no borrowings at June 30, 2020 and June 30, 2019.
•Total deferred revenue decreased to $389.6 million at June 30, 2020, compared to $394.3 million a year ago.
•Stockholders' equity increased to $1,549.7 million at June 30, 2020, compared to $1,429.0 million a year ago.
Cash provided by operations totaled $510.5 million for the year ended June 30, 2020 compared to $431.1 million for the same period last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2020	2019
Net income	$296,668	$271,885
Depreciation	52,206	47,378
Amortization	119,599	113,255
Change in deferred income taxes	24,581	7,604
Other non-cash expenses	21,618	12,750
Change in receivables	10,540	(11,777)
Change in deferred revenue	(4,871)	23,656
Change in other assets and liabilities	(9,809)	(33,623)
Net cash provided by operating activities	$510,532	$431,128

Cash used in investing activities for the year ended June 30, 2020 totaled $197.9 million, compared to $190.6 million for the same period last year and included the following:

(Unaudited, In Thousands)	Year Ended June 30,
	2020	2019
Payment for acquisitions, net of cash acquired	$(30,376)	$(19,981)
Capital expenditures	(53,538)	(53,598)
Proceeds from the sale of assets	11,130	127
Customer contracts acquired	—	(20)
Purchased software	(6,710)	(6,049)
Computer software developed	(117,262)	(111,114)
Purchase of investments	(1,150)	—
Net cash from investing activities	$(197,906)	$(190,635)
•On July 1, 2019, the Company acquired all of the equity interest of Geezeo for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.
Financing activities used cash of $192.9 million in the year ended June 30, 2020 and $178.3 million in the same period last year and included the following:

(Unaudited, In Thousands)	Year Ended June 30,
	2020	2019
Borrowings on credit facilities	$55,000	$35,000
Repayments on credit facilities and financing leases	(55,033)	(35,000)
Purchase of treasury stock	(71,549)	(54,864)
Dividends paid	(127,421)	(118,745)
Net cash from issuance of stock and tax related to stock-based compensation	6,094	(4,696)
Net cash from financing activities	$(192,909)	$(178,305)

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees, contributions of the current fiscal year acquisition, and the one-time disposals of certain assets, all items which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP financial measures to related GAAP measures are included.
COVID-19 Impact and Response
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic and the President of the United States declared the outbreak as a national emergency. As COVID-19 has rapidly spread, federal, state and local governments have responded by imposing varying degrees of restrictions, including widespread “stay-at-home” orders, social distancing requirements, travel limitations, quarantines, and forced closures or limitations on operations of non-essential businesses. Such restrictions have resulted in significant economic disruptions and uncertainty.
The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allow them to work off-site. This recommended remote working option is currently extended until at least January 4, 2021, and our internal task force will continue to evaluate recommending further extensions. Based on guidance from the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, the Company was designated as essential critical infrastructure because of our support of the financial services industry. As of August 13, 2020, the majority of our employees were working remotely. Our internal task force considers federal, state and local guidance, as well as employee-specific and facility-specific factors, when recommending Company actions. At such time that our internal task force recommends that our remote employees begin to return to our facilities, we have prepared procedures to assist with a safe, gradual and deliberate approach, including a return-to-office training, enhanced sanitation procedures and face mask requirements, which are currently being utilized by our employees who are required to be on site to perform their required job functions.
We have suspended all non-essential business travel until at least January 4, 2021, and our internal task force will continue to evaluate the need for further extensions. We have put additional safety precautions into place for travel that is essential. We have also updated the health benefits available to our employees by waiving out-of-pocket expenses related to testing and treatment of COVID-19. Despite the move to a principally remote workforce, we honored our 2020 summer internship program through virtual methods.
Customers
We are working closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. However, we have experienced delays related to continuing customer migrations to our new card processing platform. We are on track to meet the revised schedule to complete migrations of our core customers by September 30, 2020, and non-core customers by March 31, 2021, to the new platform. We continue to work with our customers to support them during this difficult time, and, to that end, have waived certain late fees in connection with our products and services. We have also enhanced our lending service offerings to support the Paycheck Protection Program that was introduced by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was signed into law on March 27, 2020. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely for the foreseeable future without materially impacting our business.

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Financial impact
We saw a decrease of card processing transaction volumes late in the third quarter of fiscal 2020 and into the early portion of the fourth quarter due to COVID-19, which slowed the rate of growth of our processing revenue for those periods versus a year ago. In addition, installations have been delayed and the associated revenue pushed from the current period to future periods. These headwinds may also impact our processing and installation revenues moving into fiscal 2021. Although transaction levels have since returned to more normal levels, the recurrence of lower-than-normal card processing transaction rates is uncertain and will depend upon when requirements for business closures and other restrictions are normalized and how quickly economic recovery occurs. Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during the fourth quarter, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions, the duration, severity and recurrence of the outbreak, the speed of economic recovery and the potential impact to our customers, vendors, and employees, as well as how the potential impact might affect future customer services, processing revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.
Quarterly Conference Call
The Company will hold a conference call on August 19, 2020; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,700 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

JKHY Reports Fourth Quarter and Fiscal 2020 Results
August 18, 2020

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2020	2019		2020	2019

REVENUE	$410,537	$393,509	4%	$1,697,067	$1,552,691	9%

EXPENSES
Cost of Revenue	254,835	240,040	6%	1,008,464	923,030	9%
Research and Development	29,902	24,920	20%	109,988	96,378	14%
Selling, General, and Administrative	49,002	49,131	—%	197,988	185,998	6%
Total Expenses	333,739	314,091	6%	1,316,440	1,205,406	9%

OPERATING INCOME	76,798	79,418	(3)%	380,627	347,285	10%

INTEREST INCOME (EXPENSE)
Interest income	86	178	(52)%	1,137	876	30%
Interest expense	(211)	(407)	(48)%	(688)	(926)	(26)%
Total	(125)	(229)	(45)%	449	(50)	(998)%

INCOME BEFORE INCOME TAXES	76,673	79,189	(3)%	381,076	347,235	10%

PROVISION FOR INCOME TAXES	15,328	18,196	(16)%	84,408	75,350	12%

NET INCOME	$61,345	$60,993	1%	$296,668	$271,885	9%

Diluted net income per share	$0.80	$0.79		$3.86	$3.52
Diluted weighted average shares outstanding	76,849	77,157		76,934	77,347

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2020	2019
Cash and cash equivalents				$213,345	$93,628	128%
Receivables				300,945	310,080	(3)%
Total assets				2,428,474	2,184,829	11%

Accounts payable and accrued expenses				$176,569	$130,210	36%
Current and long-term debt				323	—	N/A
Deferred revenue				389,622	394,306	(1)%
Stockholders' equity				1,549,688	1,429,013	8%